UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2006

Interactive Television Networks, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-50122 (Commission File Number)	98-0372720 (I.R.S. Employer Identification No.)
2010 Main Street, Suite 500 Irvine, California (Address of Principal Executive Offices)	92614 (Zip Code)

(949) 223-4100
(Registrant’s Telephone Number, Including Area Code)

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

Interactive Televisions Networks, Inc. (the “Company”) entered into a four-year agreement with Starz Entertainment Group LLC (“Starz”).  Under the terms of this agreement Starz has granted to the Company the non-exclusive right to distribute Starz programming services to subscribers of the Company’s television service located in the United States and its territories, and possessions. Starz programming services include 15 linear 24-hour services including Starz, Starz Cinema, Starz Comedy, Starz Edge, Starz InBlack, Starz Kids & Family, Encore, Encore Action, Encore Drama, Encore Love, Encore Mystery, Encore WAM, Encore Westerns, IndiePlex and RetroPlex.

In addition the Company has entered into a four-year agreement for the carriage of “Starz On Demand” (“SOD”) and “Encore On Demand” (“EOD”), which are services offering a selection of programs provided by Starz for video on demand (“VOD”) viewing, whereby subscribers may select and view a program from an available list at any time, with full control of playback, including, but not limited to, start, fast forward, rewind, pause, stop, and restart.    SOD and EOD are comprised primarily of feature film content, together having approximately 300 hours of total program content at all times.

The Company expects these services to launch on the Company’s platform in September 2006 and be available to the Company’s subscribers for a flat monthly fee.  Subscribers who commit to 12-months of programming will receive the Company’s set-top-box free of charge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2006	INTERACTIVE TELEVISION NETWORKS, INC. By:/s/ CHARLES PRAST
Charles Prast, Chief Executive Officer